Exhibit 99.3

My UK colleagues,

A few minutes ago, Liberty and Prologis issued a press release announcing that our two companies have entered into an agreement to merge. A copy of this announcement is attached.

Our company has been creating outstanding industrial real estate for over 47 years. Our industry has really come into its own in the last few years, and thanks to your hard work, we have been at the forefront of this growth. While we have made substantial progress to grow our business and enhance value for all of our stakeholders, our ability to continue to increase that value hinges more and more on the benefits of scale and cost of capital. That is why, after very careful deliberation, our board of trustees has determined that merging into Prologis is the most prudent path to realizing the value we’ve created.

I can appreciate that the most important question on your mind is how does this impact you? For now, nothing changes about your job. When this proposed merger does close, which we expect to occur in the first quarter of 2020, the senior management team of the combined company will begin considering selective employment opportunities, and we will be organizing these discussions in the coming days. Final organizational plans and staffing decisions will be made by the senior management team over the next couple of months, before closing and following a fair redundancy consultation process with our UK employees.

At the merger’s closing all active employees will receive their 2019 bonuses, paid at the maximum amount.

Additionally, if an employee is selected for redundancy, he or she will be paid a statutory redundancy payment, payment in lieu of notice and a payment in lieu of accrued but unused holiday.

Employees will also have the opportunity to take voluntary redundancy under our severance scheme posted to the Human Resources portal. More specific details will be communicated as decisions are made about the organization, but in general, anyone who accepts voluntary redundancy under the scheme within 24 months after the merger will be eligible for the following benefits:

•	An enhanced redundancy payment (based on the basic statutory formula) except that this is more generous because we have removed the statutory cap on weekly pay; and

•	Outplacement assistance to help with your separation from Liberty.

Our severance program is intended to provide financial and other support for all of you who help get us to the finish line and in recognition for all of your hard work throughout your time with Liberty.

Over the coming months, I know I can count on you to help ensure that we continue to perform at the same high-level Liberty has over the years as we prepare to enter the company’s next stage as part of Prologis.

Prologis will hold a conference call with investors and analysts tomorrow (Monday) morning at 10:00 a.m. Eastern time. Instructions for accessing this call via the web are included in the attached press release and you are welcome to attend the call via the web link.

After that call, Liberty will hold an employee call at 11 a.m. Eastern time where I will provide some additional detail and context regarding the merger and give you the opportunity to ask me questions. An Outlook calendar invitation will be sent shortly with the dial-in information.

I understand the enormity of this development for you, and expect you will have many questions about all of this beyond tomorrow’s call. I am available, as is your manager, the senior management team and Human Resources to answer your questions as best we can. I can assure you this was not an easy decision for any of us to make because of how this will impact you personally and the terrific company we have built together. The next few months will be hard as we juggle our work, personal and professional changes and emotions, but I am confident that the Liberty family will continue to perform at our best and exhibit the same high level of commitment to each other, our customers and vendors we have consistently demonstrated for nearly fifty years.

I am extremely proud of all of you. I look forward to talking with you on the call and throughout this transition.

Bill